Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 20, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Gentherm Incorporated on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Gentherm Incorporated on Form S-3 (File No. 333-202561) and on Forms S-8 (File No. 333-139868, as amended, 333-164990, as amended, 333-176884, as amended, 333-181975, as amended, 333-189442, and 333-218155).

/s/ GRANT THORNTON LLP

Southfield, Michigan

February 20, 2020